                              EMPLOYMENT AGREEMENT


        AMENDED AND RESTATED AGREEMENT, entered into this 1st day of June 1995, by and between Enamelon, Inc., a Delaware corporation with its principal place of business at 15 Kimball Avenue, Yonkers, New York 10704 (the "Company"), and
D. Brooks Cole, residing at 36 Cherry Tree Lane, Orchard Park, New York 14127 (the "Employee").

                              W I T N E S S E T H :

        WHEREAS, the Company and the Employee entered into an Employment Agreement dated December 9, 1993 (the "1993 Agreement") of which the term was to commence upon the closing date of the Company's then proposed initial public offering of its securities;

        WHEREAS, the Company and the Employee are desirous of amending and restating the 1993 Agreement upon the terms and conditions contained herein;

        WHEREAS, the Company is desirous of employing the Employee upon the terms and conditions contained herein;

        WHEREAS, the Employee is desirous of accepting employment with the Company upon the terms and conditions contained herein; and

        WHEREAS, the Company intends to develop, market, sell and exploit licenses from the American Dental Association Health Foundation to repair, remineralize, rebuild and desensitize teeth.

         NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the parties hereto hereby agree as follows:

        1. Employment
           ----------

           The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions set forth herein.

        2. Term
           ----

           The term of this Agreement shall commence on a mutually agreeable date after the Company's cash exceeds $2,000,000. The Employee shall remain employed hereunder at the pleasure of the

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Board of Directors of the Company for a term determined by the Board in its sole discretion, subject to the termination provisions of Sections 6 and 10 and the other provisions of this Agreement.

        3. Services To Be Rendered
           -----------------------

           (a) During the term of this Agreement, the Employee shall serve the Company in an executive capacity and shall perform such duties as are determined from time to time by the Company's Board of Directors. Unless prevented by death or disability, the Employee shall devote his full business time, allowing for vacations and national holidays, as set forth in Sections 5(d) and (e) hereof, and illnesses, exclusively to the business and affairs of the Company, and shall use his best efforts, skill and abilities to promote the Company's interests.

           (b) It is hereby acknowledged that the Board of Directors of the Company has elected the Employee to serve as the Company's President and Chief Operating Officer, and the Company hereby agrees to use its best efforts to have the Employee continue to serve as President and Chief Operating Officer of the Company during the term of this Agreement. The Employee is one of the Company's principal operating officers and will conduct and manage the Company's business in accordance with policies established by the Company from time to time. The precise services of the Employee may be extended or curtailed from time to time at the direction and in the sole discretion of the Company's Board of Directors. Nothing herein shall be construed as requiring the Company, or anybody else, to cause the election of the Employee as a Director of the Company.

        4. Compensation
           ------------

           For the services rendered hereunder, the Company shall pay and the Employee shall accept the following compensation:

           (a) From the commencement of the term hereof, the Employee shall receive a base annual salary of $150,000 plus an upward adjustment at the end of the first anniversary hereof equal to any increase in the consumer price index ("CPI"), with such increase not to exceed 5% per annum. The amount of such increase based on the CPI shall be determined as provided in Exhibit A annexed hereto.

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           (b) The Employee shall participate in an executive compensation plan to be established by the Board of Directors of the Company. The Employee shall be entitled to 15% of any amounts allocated by the Board of Directors each year during the term hereof to such plan for the purpose of providing an incentive to key employees. In no event, however, shall Employee receive more than two times his base salary, inclusive of any CPI increases described above. In addition, in the event the term hereof is not commensurate with the fiscal year of the Company or the Employee is not employed hereunder for a full fiscal year, any such amounts due Employee hereunder pursuant to the terms of an executive compensation plan shall be pro-rated for any such fiscal year during which the Employee was not employed for the full twelve month period thereof.

           (c) The Company will do its best efforts to procure a disability insurance policy designating the Employee as the insured and providing for disability income to the Employee of $2,000 per month. The beneficiary of such policy shall be designated by the Employee. In the event the Company is unable to procure such policy, nothing hereunder shall obligate the Company to remit any payments which would have been used to pay the premiums for such policy to Employee.

           (d) The Employee's salary shall be payable subject to such deductions as are then required by law and such further deductions as may be agreed to by the Employee, in accordance with the Company's prevailing salary payroll practices.

           (e) The Employee shall be granted as of the date hereof 99,000 (post 3:1 stock split) seven-year non-qualified stock options in accordance with the terms of the Company's Stock Option Plan. The options so granted are exercisable at $1.33 (post 3:1 stock split) per share, are immediately exercisable from the date of the grant, and are subject to the terms and conditions set forth in the afore-referenced Plan, a copy of which the Employee hereby acknowledges receiving.

        5. Benefits and Expenses

           (a) The Employee shall participate in all fringe benefits such as medical, disability, hospital and health insurance plans, profit sharing, pension and stock option plans, life


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insurance and other plans, if any, which the Company may generally make available to its executive employees.

           (b) In the event that the Employee's employment by the Company is terminated for any reason, the Employee shall have the right to purchase from the Company any insurance policies on his life owned by the Company for a price equal to the cash surrender value of the policies at the date of such termination, plus prepaid premiums. The right to purchase shall be exercised by the Employee by written notice to the Company not less than seven (7) days prior to the date of such termination, and the purchase price for such policies shall be paid by the Employee to the Company on the date of termination.

           (c) During the term of this Agreement, the Company shall, upon presentation of proper vouchers, reimburse the Employee for all reasonable expenses incurred by him directly in connection with his performance of services as an Officer and employee of the Company.

           (d) The Employee shall be entitled to four (4) weeks of paid vacation per calendar year, provided that the Employee shall not take more than two consecutive weeks of vacation during any fiscal year. Vacation entitlements are non-cumulative and if the Employee fails to use any or all of his four (4) week vacation allotment during a particular calendar year, such vacation shall be deemed forfeited forever.

           (e) The Employee shall receive as paid days off all national holidays that the Company, pursuant to established policy, recognizes and observes.

           (f) During the term of this Agreement, prior to any notice of termination hereof, if the Employee relocates his principal family residence to a place within 100 miles of the principal executive offices of the Company, then the Company shall pay the Employee a one-time moving expense allowance at the time of such move in the amount of $5,000.

        6. Disability and Death

           (a) In the event of the permanent disability of Employee, as hereinafter defined, the Company shall have the right


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thereafter to terminate this Agreement with Employee by sending written notice of such termination to Employee, and thereupon this Agreement shall terminate. For purposes hereof, "permanent disability" shall mean the inability of Employee to perform his duties hereunder due to physical or mental illness, including drug abuse and alcoholism, for a continuous period of three (3) months or for six (6) months in any twelve (12) consecutive month period. In addition, the "permanent disability" of Employee shall also have been deemed to have occurred if the Employee shall have had appointed a guardian or conservator for him or such appointment shall have been made by a court of competent jurisdiction.

           (b) The parties hereto hereby agree that if a disagreement arises as to whether a condition of disability exists hereunder, Employee shall submit to a physical examination by a physician of his own choice and by a physician of the Company's choice. If either physician so chosen does not agree as to the determination of disability, the two physicians shall mutually select a third qualified physician, whose determination shall be conclusive upon all parties. Each party shall bear the expense of the physician selected by such party and the expense of the third physician shall be borne equally by Employee and the Company. Employee hereby consents to the examination provided for herein and waives, if applicable, any privilege which exists between any physician and Employee as a result of such examination.

           (c) This Agreement shall also terminate upon and as of the date of death of the Employee at any time during the term of this Agreement.

           (d) Notwithstanding anything contained herein to the contrary, Employee shall be compensated as set forth in this Agreement, through the date of termination of this Agreement due to permanent disability or death, provided, however, in the event of permanent disability any such compensation shall be reduced by any amounts payable to Employee from or in respect of disability insurance plans for which the Company has paid any portion of the premiums therefore and which payments are received by the Employee for the period of such incapacity or illness.

        7. Covenants and Restrictions
           --------------------------

           The Employee covenants that, except in carrying out his duties

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hereunder, during the term of his employment and for a period of five (5) years following the date of termination of employment hereunder, irrespective of the reasons for any such termination and unless such longer period of time is specifically set forth herein:

           (a) Employee will not, directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership or other entity (collectively referred to herein as a "Person") that engages in, or assists others in engaging in or conducting any business, which deals, directly or indirectly, in products or services competitive with the Company's product line or services, as described below, anywhere in the world; and provided, however, the above shall not be deemed to exclude Employee from acting as a director of a corporation for the benefit of the Company with the consent of the Company's Board of Directors; and provided further, however, that the above shall not also be deemed to prohibit Employee from owning or acquiring securities issued by any corporation which neither directly nor indirectly competes with the Company and whose securities are listed with a national securities exchange or are traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, beneficially or otherwise, five (5%) percent or more of any class of any such corporation's outstanding capital stock. For purposes hereof, "products or services competitive with the Company's product line or services" shall mean any products or services which have as their primary purpose or function or which are marketed, promoted or sold as having the effect of repairing, remineralizing, rebuilding, desensitizing teeth or preventing or retarding tooth decay and/or cavities.

           (b) Employee shall not sell or solicit any products or services to any customer of the Company. The term "customer" shall mean any Person or individual (including any Person or individual who controls, is under common control with or has the ability to control any such Person) to whom the



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Company has provided goods or services within the twenty-four (24) month period prior to the termination of Employee's employment hereunder or to whom the Employee had actively solicited business in an attempt to develop such Person or individual as a customer of the Company during the term hereof, or any licensee of the Company who was a licensee of the Company at any time during the twenty-four (24) month period prior to the termination of this Agreement.

           (c) The Employee hereby covenants and agrees that the Employee will not at any time subsequent to the date hereof, reveal, divulge, or make known to any person, firm or corporation, any Confidential Information, as defined hereinafter, made known to Employee or of which Employee has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of the Employee and except to the extent so authorized in writing by the Company in order to carry out the terms of this Agreement or except as required by law. For purposes of this Agreement, the term "Confidential Information" shall mean any technical, scientific or engineering information relating to the Company's products and/or services; information relating to any customer of the Company, including without limitation, the names, addresses, telephone numbers and sales records of, or pertaining to any such customer; price lists, methods of operation and other information pertaining to the Company and which the Company, in its sole discretion, regards as confidential and in the nature of trade secrets. Notwithstanding anything contained herein to the contrary, Confidential Information as used herein shall not include that which (i) was in the public domain prior to receipt hereunder in the same context as the disclosure made hereunder; or (ii) Employee can show was in his possession and in the same context prior to receipt; or (iii) subsequently becomes known to Employee by third parties not in the course of this Agreement and as a matter of right and without restriction on disclosure; or (iv) subsequently comes into the public domain in the same context as the disclosure by the Company through no fault of Employee.

           (d) The Employee further covenants and agrees that Employee will retain all of such Confidential Information in trust for the sole benefit of the Company, and will not divulge or deliver or show any of such Confidential Information to any unauthorized person and will not make use of or in any manner seek to turn to account any of such Confidential Information in an independent business however unrelated to the business of the Company. The Employee further agrees that upon the termination of this Agreement or upon the request of the Company, the Employee


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will either supply or return to the Company, in accordance with the Company's request, all Confidential Information in the Employee's possession, including, without limitation, all account lists, records and data related to all customers of the Company.

           (e) Employee will neither solicit, hire or seek to solicit or hire any of the Company's personnel, irrespective of the capacity of such personnel, including any agent, independent contractor, or consultant to the Company, nor shall Employee induce or attempt to induce any of the Company's personnel to leave the employ of the Company to work for Employee or otherwise, or to terminate their relationship with the Company.

           (f) Employee acknowledges that his breach or threatened violation of any of the restrictive covenants contained in this Section 7 may cause irreparable damage to the Company for which remedies at law would be inadequate. Employee further acknowledges that the restrictive covenants set forth herein are essential terms and conditions of this Agreement. The Employee therefore agrees that the Company shall be entitled to a decree or order by any court of competent jurisdiction enjoining such threatened or actual violation of any of such covenants. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such covenant by the Employee and the Employee hereby consents to the jurisdiction of any such court of competent jurisdiction and authorizes the entry on its behalf of any required appearance for such purpose. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this
Section 7 is adjudicated to be invalid or unenforceable, this Section 7 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 7 in the jurisdiction in which such adjudication is made.

         8.       Proprietary Property

           (a) The parties hereto hereby agree that Proprietary Property, as hereinafter defined, shall be the sole and exclusive property of the Company, except as provided below. For purposes hereof, Proprietary Property shall mean inventions, discoveries, improvements and ideas, whether patentable or not, made solely by Employee or jointly with others, which relate to the Company's business, including any of its products, services, processes,




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



technology, research, product development, marketing programs, manufacturing operations, or engineering activities.

           (b) Employee shall promptly disclose to the Company in writing all Proprietary Property, including those in the formative stages, created during the term hereof, irrespective of whether created during normal business hours. In addition, Employee hereby agrees to promptly disclose to the Company all Proprietary Property created subsequent to the date of termination hereof, irrespective of the reasons for termination hereof, which relate to or constitute an improvement on Proprietary Property or Confidential Information, as defined herein.

           (c) Employee hereby agrees and acknowledges that Employee shall have no right, title or interest in or with respect to any Proprietary Property, except as described below, and will during the term hereof or at any time subsequent to the termination hereof, at the Company's request and expense, execute any and all patent applications and assignments to the Company and take any all action as required by the Company to perfect and maintain the Company's rights and interests in and with respect to the Proprietary Property.

           (d) Employee hereby agrees to maintain written records concerning the Proprietary Property and agrees to make those records available to the Company at all times.

           (e) Notwithstanding anything contained herein to the contrary, Proprietary Property shall not include inventions or discoveries with respect to which all of the following conditions apply:

              (i) no equipment, supplies, facilities or Confidential Information of the Company was used in its development;

              (ii) it was developed on the Employee's own time;

              (iii) it does not relate the Company's business and/or any proposed or planned products or services of the Company, including any research and development activities; and



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              (iv) it does not result from any work performed by the Employee for the Company.

           (f) During or subsequent to the Employee's employment by Company, Employee will not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

        9. Prior Agreements
           ----------------

           Employee represents that he is not now under any written agreement, nor has he previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent him from giving freely and the Company receiving the exclusive benefit of his services.

        10. Termination Provisions
            ----------------------

           (a) In addition to, and not in lieu of, the termination provisions set forth in Section 6 of this Agreement, the employment of the Employee hereunder may be terminated by the Company prior to the termination date of the initial term or any renewal term thereafter (as set forth in Section 2 hereof) in the event that the Employee (i) breaches this Agreement or (ii) engages in any act of dishonesty with respect to the Company, including any act of willful misfeasance (the foregoing reasons for termination set forth under Subparagraphs
(i) and (ii) above are sometimes referred to hereinafter as termination for "Cause"). Such termination of the Employee's employment hereunder shall be effective immediately upon delivery of written notice to the Employee setting forth the reason or reasons for such termination. Upon the termination of this Agreement in accordance with this Section 10(a), the Company shall not be obligated to make any further payments hereunder to the Employee.

           (b) Notwithstanding any provisions in this Agreement to the contrary, the Company may terminate the employment of the Employee hereunder without Cause, but in such event the Company shall be obligated to pay the Employee any and all amounts payable to the Employee pursuant to Section 4 above for a period of six (6) months after the Company gives written notice of such termination (such period, the "Remainder Term"), and the Company shall also


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continue for the Remainder Term to permit the Employee to receive or participate in all fringe benefits available to him pursuant to Section 5 above; provided, however, that the Company, in its discretion, shall have the right to decide whether the Employee will continue to perform his services hereunder or to be present at the Company's premises during the Remainder Term and provided further that during the Remainder Term any amounts payable to the Employee pursuant to this Section 10(b), and any fringe benefits which he receives or in which he participates pursuant to this Section 10(b), shall be reduced by any payments or fringe benefits the Employee shall receive during the Remainder Term from any other source of employment which is unaffiliated with the Company.

        11. Miscellaneous
            -------------

           (a) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Employee, his heirs, executors, administrators, legatees and legal representatives.

           (b) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

           (c) This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

           (d) This Agreement and all rights hereunder are personal to the Employee and shall not be assignable, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall,



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notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

           (e) Upon the date of this Agreement, the 1993 Agreement shall terminate. This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of the Employee's employment by the Company, as distinguished from any other contractual arrangements between the parties pertaining to or arising out of their relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the Employee's employment by the Company. Notwithstanding the foregoing, the parties hereto may enter into any oral or written agreements, understandings or commitments pertaining to the Employee's retainment as a consultant to the Company prior to the commencement of the term of this Agreement. This Agreement may only be amended upon the written consent of both parties hereto.

           (f) Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other. If mailed as aforesaid, any such notice shall be deemed given three (3) days after being so mailed.

           (g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

           (h) The provisions of Sections 6, 7, 8, 10 and 11 of this Agreement shall survive any termination of this Agreement

           (i) The heading of the paragraphs herein are



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inserted for convenience and shall not affect any interpretation of this
Agreement.


        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                  ENAMELON, INC.



                                  By: /s/ Steven R. Fox
                                     ------------------------------------
                                     Steven R. Fox, D.D.S.
                                     Chief Executive Officer



                                    /s/ D. Brooks Cole
                                   --------------------------------------
                                   D. Brooks Cole

                    EXHIBIT A - Consumer Price Index Increase
                    -----------------------------------------

        1. Within sixty (60) days after the end of each fiscal year of the Company during the term of Employee's employment (the "Term"), the Company shall determine the increase, if any, in the cost of living during such year over the cost of living for the preceding fiscal year, which increase shall be computed on the basis of the Consumer Price Index - Urban Wage Earners (1967=100) published by the Bureau of Labor Statistics of the United States Department of Labor (the "Index") (any such increase, a "Cost of Living Increase"). The base Index number to be used in determining any Cost of Living Increase to be applicable during any fiscal year shall be the Index number appearing in the column of the Index entitled "all items" for the first month of the preceding fiscal year for the City of New York or for such other location in which the principal executive office of the Company shall be located at the time of the computation of any Cost of Living increase (the "Base Index Number" or "BIN"). The current Index number for the determination of the Cost of Living Increase to be applicable during such fiscal year shall be the Index number appearing in the Index column entitled "all items" for the first month of such fiscal year for New York City or such other location (the "Current Index Number" or "CIN").

        2. The Cost of Living Increase, if any, for each fiscal year of the Company during the Term shall be determined by dividing the Current Index Number for such fiscal year by the corresponding Base Index Number and deducting the integer 1 from the quotient, in accordance with the following formula: Cost of Living Increase = CIN/BIN - 1.

        3. If any amendment or modification is published of any figures in the Index on which any Cost of Living Increase hereunder shall be based, then any increase in payments or benefits hereunder based on such Cost of Living Increase shall be adjusted to reflect such amendment or modification. Such adjustment shall be made promptly after the publication of any such amendment or modification. If publication of the Index is discontinued, the Company and the Employee shall accept and apply hereunder comparable statistics on the cost of living for the City of New York, or any other location of the principal executive offices of the Company at the time of computation of a cost of living increase, as such statistics are computed and published by an


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


agency of the United States government or, if no such statistics are published by a federal government agency, by a responsible financial periodical of recognized authority to be agreed upon by the Company and the Employee.

        4. Within sixty (60) days after the end of each fiscal year of the Company during the Term, the Company shall give the Employee written notice of any Cost of Living Increase that is to be applied to the determination of any increase in salary or benefits for the then current fiscal year. The amount of any increase in the Employee's Base Salary payable during any fiscal year based on any Cost of Living Increase shall be paid to the Employee pro rata in equal monthly installments during the remainder of such fiscal year.



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